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                                                                       EXHIBIT 5

                                August 23, 1996



Optika Imaging Systems, Inc.
5755 Mark Dabling Boulevard
Suite 100
Colorado Springs, CO 80919


          Re:  Registration Statement for Offering of
               an aggregate of 2,682,000 Shares of Common Stock
               ------------------------------------------------

Ladies and Gentlemen:

          We refer to your Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 366,400 shares of Common Stock of Optika Imaging Systems, Inc. (the "Company") under the Company's Pre 1992 Stock Plan, (ii) 2,065,600 shares of the Common Stock under the Company's 1994 Stock Option/Stock Issuance Plan and (iii) 250,000 shares of Common Stock under the Company's Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Pre 1992 Stock Plan, the 1994 Stock Option/Stock Issuance Plan and the Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,





                               BROBECK, PHLEGER & HARRISON LLP